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                                                                    Exhibit 10.2

                                    AMENDMENT

     This Amendment, dated as of May 17, 2006, by and between John M. Bond,an adult individual, and Fulton Financial Corporation, a Pennsylvania financial holding company.

                                   BACKGROUND

     Pursuant to Stock Option Agreements date May 12, 2003, January 26, 2004 and January 31, 2005 (the "Agreements"), Mr. John M. Bond was granted certain stock options (the "Options"). The terms and conditions of those Agreements indicate that Mr. Bond would be required to exercise his Options within 3 months of his retirement as an officer of The Columbia Bank. However, the parties desire that Mr. Bond be permitted to exercise his Options until three months after he retires as a director of The Columbia Bank, as permitted by the stock option agreements pursuant to which options were issued to him in years prior to 2003.

NOW, THEREFORE, intending to be legally bound, the parties agree as follows:

1. Paragraph 5(C) is hereby amended, in its entirety, to read as follows:

     "(C) Directors and Consultants. The foregoing provisions of this Paragraph
(5) shall not apply if the Option is granted to a director or consultant of the Company or a Subsidiary who is not also an employee of the Company or a Subsidiary on the date of grant; provided, however, that an employee director who is deemed a 'Key Employee' shall also be exempted from the foregoing provisions of this Paragraph (5)."

2. Except as amended hereby, the Agreements remain in full force and effect on the terms and conditions stated therein.

Fulton Financial Corporation

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John M. Bond, Jr.